Exhibit (d)(3)

LIMITED GUARANTY

This Limited Guaranty, dated as of April 26, 2021 (this “Limited Guaranty”), is made by Standard Industries Holdings Inc. (the “Guarantor”), in favor of W. R. Grace & Co., a Delaware corporation (the “Guaranteed Party”) (each, a “Party” and collectively, the “Parties”).  Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Guaranteed Party, Gibraltar Acquisition Holdings LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of the Guarantor (“Parent”), and Gibraltar Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”).  Capitalized terms used in this Limited Guaranty but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.          Limited Guaranty.  To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to the Guaranteed Party, on the terms and subject to the conditions set forth in this Limited Guaranty, the discharge when due of Parent’s obligation to pay:  (a) the Parent Termination Fee pursuant to and in accordance with Section 8.02(b)(ii) (Effect of Termination; Termination Fees) of the Merger Agreement; (b) the reimbursement obligations pursuant to and in accordance with Section 6.02(a) (Further Actions; Regulatory Approvals; Required Actions) and Section 6.07 (Fees, Costs and Expenses; Transfer Taxes) of the Merger Agreement; (b) the reimbursement and indemnification obligations pursuant to and in accordance with Section 6.03(d) (Financing and Financing Cooperation) of the Merger Agreement; and (d) the Enforcement Expenses pursuant to and in accordance with Section 8.02(c) (Effect of Termination; Termination Fees) of the Merger Agreement (clauses (a) through (d), collectively, the “Guaranteed Obligations”) arising under, or in connection with and on the terms and subject to the conditions set forth in, the Merger Agreement.  Notwithstanding anything to the contrary set forth herein:  (i) the maximum liability of the Guarantor shall not exceed the Maximum Amount (as defined below); and (ii) this Limited Guaranty may not be enforced without giving full and absolute effect to the Maximum Amount.  Except with respect to an Excluded Claim, the Guaranteed Party agrees that:  (A) the Guarantor shall in no event be required to pay to any Person in the aggregate more than the Maximum Amount under, or in respect of, or in connection with the Merger Agreement, the Equity Commitment Letter and this Limited Guaranty; and (B) the Guarantor shall not have any obligation or liability to any Person under this Limited Guaranty other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States in immediately available funds.  “Excluded Claim” means a claim made in accordance with the Equity Commitment Letter and the Merger Agreement to enforce a Person’s funding obligations under the Equity Commitment Letter.  The “Maximum Amount” shall mean $290,000,000, less all amounts actually paid by or on behalf of Parent with respect to the Guaranteed Obligations.  In no event will anything in the Limited Guaranty limit the Guarantor’s obligations under the Equity Commitment Letter.

2.          Terms of Limited Guaranty.

(a)          This Limited Guaranty is one of payment, not collection.  A separate action or actions may be brought and prosecuted against the Guarantor to enforce the Limited Guaranty, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions (subject in all cases, other than an Excluded Claim, to giving effect to the Maximum Amount with respect to the Limited Guaranty).  The Guarantor reserves the right to assert any and all defenses which Parent and Merger Sub may have to payment of the Guaranteed Obligations under the Merger Agreement.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, (i) extend the time of payment of any of the Guaranteed Obligations, or (ii) make any agreement with Parent and Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, in each case, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty.

(b)          To the fullest extent permitted under applicable Law, the liability of the Guarantor under this Limited Guaranty shall be absolute, irrevocable and unconditional irrespective of:

(i)          any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of any of the foregoing or affecting any of their respective assets;

(ii)          any change in the manner, place or terms of payment, or any change or extension of the time of payment, renewal or alteration of, any Guaranteed Obligation, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii)          the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(iv)          any action or inaction on the part of the Guaranteed Party, including, without limitation, the absence of any attempt to assert, or any delay in asserting, any claim or demand or to enforce any right or remedy against Parent or Merger Sub, or collect the Guaranteed Obligations from Parent or the Guarantor;

(v)          any release, waiver, forbearance or discharge, in whole or in part, of any obligation of Parent or Merger Sub contained in the Merger Agreement (other than expressly with respect to any of the Guaranteed Obligations);

(vi)          the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations; or

(vii)          any other occurrence, circumstance, act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of indefeasible payment in full of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent and Merger Sub under the Merger Agreement.

(c)          To the fullest extent permitted by applicable Law, the Guarantor expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party (but without prejudice to Section 9.10 (Specific Enforcement) of the Merger Agreement).  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty.  The Guarantor expressly waives promptness, diligence, notice of acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent in accordance with Section 9.02 (Notices) of the Merger Agreement).  The Guarantor also expressly waives:  (i) all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect; (ii) any right to require the marshalling of assets of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; and (iii) all suretyship defenses generally (other than indefeasible payment in full of the Guaranteed Obligations in accordance with their terms or defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement.

(d)          The Guarantor unconditionally and irrevocably agrees that it shall not and shall cause its Affiliates not to, directly or indirectly, institute any proceeding or make any claim asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.  When pursuing its rights and remedies under this Limited Guaranty against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent, Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto.  Any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent, Merger Sub or any such other Person or any right of offset, in each case, shall not relieve any Guarantor of any liability under this Limited Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

(e)          The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding.  The failure of the Guaranteed Party to so file any claim shall not affect the Guarantor’s obligations under this Limited Guaranty.  If any payment to the Guaranteed Party in respect of any Guaranteed Obligation hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable under this Limited Guaranty with respect to the Guaranteed Obligation as if such payment had not been made.

3.          Sole Remedies.  The Guaranteed Party agrees that, other than the Permitted Claims, it has and shall have no right of recovery arising out of, relating to or in connection with the transactions contemplated by the Merger Agreement, the Company Disclosure Schedule, the Equity Commitment Letter, the Voting Agreement or the Confidentiality Agreement or arising out of the Merger Agreement, the Company Disclosure Schedule, the Equity Commitment Letter, the Voting Agreement or the Confidentiality Agreement, against the Guarantor, any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, manager, member, stockholder, securityholder or otherwise), any former, current or future assignee of the Guarantor, any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, securityholder, Affiliate, controlling Person or representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing, other than Parent, Merger Sub or their successors and assignees under the Merger Agreement (any such person or entity, other than the Guarantor, Parent, Merger Sub or their successors and assignees under the Equity Commitment Letter, this Limited Guaranty or the Merger Agreement, a “Related Person”), through Parent, Merger Sub or otherwise.  The Guaranteed Party acknowledges and agrees that the limitation set forth in the preceding sentence applies without regard to whether any claim is asserted by attempting to pierce the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or any Related Person of the Guarantor, or otherwise.  The foregoing limitation shall not apply, however, to:  (a) rights and Claims against any party to the Confidentiality Agreement (and any joinder thereto) or the Voting Agreement pursuant to the terms thereof and subject to the limitations set forth therein; (b) rights and Claims against Parent or Merger Sub under the Merger Agreement pursuant to the terms thereof and subject to the limitations set forth therein; (c) rights and Claims against the Guarantor and its successors and permitted assigns (i) under this Limited Guaranty pursuant to the terms and subject to the limitations of this Limited Guaranty, (ii) to (A) an injunction or injunctions, specific performance or other equitable remedies to prevent breaches of the Equity Commitment Letter or to enforce specifically the terms and provisions of the Equity Commitment Letter pursuant to the terms thereof and subject to the limitations set forth therein, and to Section 8.02 (Effect of Termination; Termination Fees), Section 9.10 (Specific Enforcement) and Section 9.15 (No Recourse Against Nonparty Affiliates) of the Merger Agreement and/or (B) to enforce the Guaranteed Party’s rights to consent to certain matters as expressly provided under the Equity Commitment Letter pursuant to the terms thereof and subject to the limitations set forth therein (each of clauses (a) through (c), a “Permitted Claim”).  Except for the Permitted Claims, recourse against the Guarantor under this Limited Guaranty shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and its shareholders and all of their respective Affiliates against the Guarantor and any Related Person of the Guarantor in respect of any breach, loss or damage arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  The Guaranteed Party covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or the ownership of Company Common Stock by the Guarantor or any of its Related Persons, against the Guarantor or any Related Person of the Guarantor, except for any Permitted Claims.  Notwithstanding the foregoing, if the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets, plus available funds is less than the Maximum Amount, then, and in each such case, the Guaranteed Party may seek recourse, whether by enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the Maximum Amount.  Other than in respect of Permitted Claims, the Guaranteed Party further covenants and agrees that:  (I) neither it nor its shareholders shall have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim to recover more than the Maximum Amount in the aggregate from the Guarantor, its permitted assignees and Parent or Merger Sub in respect of any liabilities or obligations of the Guarantor, Parent or Merger Sub arising under or in connection with the Merger Agreement, this Limited Guaranty or the transactions contemplated hereby or thereby; and (II) the Guaranteed Party shall promptly return all monies paid to it or its Subsidiaries by or on behalf of Guarantor, Parent or Merger Sub in excess of such liabilities or obligations.  Nothing set forth in this Limited Guaranty shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth in this Limited Guaranty.  The Guaranteed Party acknowledges that the Guarantor is agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in this Section 3.  This Section 3 shall survive termination of this Limited Guaranty.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person prior to proceeding against the Guarantor hereunder.

4.          Representations and Warranties.  The Guarantor represents and warrants as of the date hereof that:

(a)          it is duly organized, validly existing and in good standing under Laws of the jurisdiction of its organization;

(b)          it has (and will continue to have) the requisite capacity and authority to execute and deliver this Limited Guaranty and to fulfill and perform its obligations hereunder, and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s Organizational Documents, or any Law;

(c)          it has duly executed and delivered this Limited Guaranty and, assuming the due authorization, execution and delivery by the Company, this Limited Guaranty constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions;

(d)          it has (and will continue to have until the termination of the Guarantor’s obligations under this Limited Guaranty in accordance with Section 5) sufficient cash or other sources of immediately available funds to pay the Maximum Amount in cash in immediately available funds and perform its other obligations under this Limited Guaranty;

(e)          all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by it have been obtained or made and all conditions thereof have been duly complied with; and

(f)          no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Limited Guaranty.

5.          Termination.  This Limited Guaranty shall terminate and the Guarantor shall have no further obligation under this Limited Guaranty as of the earliest to occur of:  (a) the consummation of the Closing; (b) 90 days following the valid termination of the Merger Agreement unless prior to such date (i) the Guaranteed Party shall have delivered a written notice with respect to any of the Guaranteed Obligations, or (ii) the Guaranteed Party shall have commenced a legal proceeding against the Guarantor, Parent or Merger Sub alleging that any such Guaranteed Obligations are due and owing, in which case this Limited Guaranty shall survive solely with respect to such obligations and shall terminate upon the final, non-appealable resolution of all such legal proceedings by a court of competent jurisdiction and the satisfaction by the Guarantor of any obligations finally determined to be owed by the Guarantor consistent with the terms hereof; and (c) the actual receipt in full by the Guaranteed Party of all Guaranteed Obligations (regardless of whether paid by the Guarantor or by Parent or an Affiliate thereof).  In the event that the Guaranteed Party asserts in any litigation relating to this Limited Guaranty that the provisions of Section 1 limiting the Guarantor’s liability to the Maximum Amount or the provisions of Section 3 or this Section 5 are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the Guarantor or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement, or the ownership of Company Common Stock by the Guarantor or any of its Related Persons, other than the Permitted Claims:  (x) the obligations of the Guarantor under this Limited Guaranty shall terminate forthwith and shall thereupon be null and void; (y) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be entitled to recover such payments from the Guaranteed Party; and (z) neither the Guarantor nor any Related Person of the Guarantor shall have any liability to the Guaranteed Party or any of its Subsidiaries or shareholders or any of their respective Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

6.          Continuing Guarantee.  Except to the extent terminated pursuant to and in accordance with the provisions of Section 5 above, this Limited Guaranty:  (a) is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations; (b) is binding upon the Guarantor, its successors and permitted assigns; and (c) shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and permitted assigns.  All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance on this Limited Guaranty.

7.          Confidentiality.  This Limited Guaranty shall be treated as strictly confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby.  This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the written consent of the Guarantor.  Notwithstanding the foregoing, the Guaranteed Party may disclose this Limited Guaranty and the information contained in this Limited Guaranty:  (a) in connection with the enforcement of this Limited Guaranty, the Merger Agreement and the Equity Commitment Letter; and (b) to the extent necessary to comply with applicable Laws, the rules of any national securities exchange and requirements with respect to any SEC filings.  For the avoidance of doubt, the Company may disclose the existence of, and parties to, this Limited Guaranty, and the Guaranteed Obligations and the Maximum Amount, and, to the extent necessary to comply with applicable Laws, the Company may include a description of the other terms and conditions of this Limited Guaranty, in any proxy statement required to be filed by the Company with the SEC in connection with the Merger Agreement and the transactions contemplated thereby.  Notwithstanding the foregoing, this Limited Guaranty may be provided by the Guaranteed Party to its advisors who have been directed to treat this Limited Guaranty as confidential, and the Guaranteed Party shall cause such advisors to so treat this Limited Guaranty as confidential and be liable for any breach of such confidentiality obligation.

8.          Entire Agreement; No Third-Party Beneficiaries.  This Limited Guaranty, taken together with the Merger Agreement, the Company Disclosure Schedule, the Equity Commitment Letter, the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among any of the Guaranteed Party and the Guarantor with respect to the subject matter of those agreements.  Each Party agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Limited Guaranty and (b) this Limited Guaranty is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, including the right to rely upon the representations and warranties set forth herein, except that each Related Person of the Guarantor shall be considered a third party beneficiary of the provisions of Section 3 above.

9.          Amendment.  This Limited Guaranty may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

10.          Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Limited Guaranty, (c) waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Limited Guaranty to assert any of its rights under this Limited Guaranty or otherwise shall not constitute a waiver of such rights.

11.          Counterparts.  This Limited Guaranty may be executed in multiple counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

12.          Notices.  All notices and other communications under this Limited Guaranty shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b)  when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To the Guarantor:

c/o Standard Industries Holdings Inc.
9 West 57th Street, 47th Floor
New York, NY 10019
Attention: Jason Pollack
Facsimile: (973) 872-4423
Email: jason.pollack@standardindustries.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile:	+1 (212) 558-3588
Attention:	Matthew G. Hurd
Scott B. Crofton
Email:	hurdm@sullcrom.com
croftons@sullcrom.com

To the Guaranteed Party:

W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Attention:	Hudson La Force
Facsimile:	(410) 531-4226
Email:	Hudson.LaForce@grace.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	+1 (212) 403-2000
Attention:	Andrew R. Brownstein, Esq.
Gregory E. Ostling, Esq.
Mark A. Stagliano, Esq.
Email:	ARBrownstein@wlrk.com
GEOstling@wlrk.com
MAStagliano@wlrk.com

13.          Governing Law.  This Limited Guaranty and all rights, Claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Limited Guaranty or the negotiation, execution, due diligence, performance or subject matter thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws thereof or of any other jurisdiction.

14.          Jurisdiction; Venue.

(a)          All Claims arising out of, under or in connection with this Limited Guaranty or any of the transactions contemplated hereby shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the Parties irrevocably and unconditionally consent and submit.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Limited Guaranty or any of the transactions contemplated hereby in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 shall be effective service of process for any Claim brought against such Party in any such court.

(b)          Each of the Parties (i) irrevocably consents to submit itself, and hereby irrevocably submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Limited Guaranty or any of the transactions contemplated hereby, (ii) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) irrevocably agrees that it will not bring any action relating to or arising out of this Limited Guaranty or any of the transactions contemplated by this letter agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) irrevocably consents to service of process being made through the notice procedures set forth in Section 12.

15.          Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LIMITED GUARANTY OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH.  EACH PARTY CERTIFIES AND ACKNOWLEDGES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS AND (C) THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15.

16.          Assignment.  Neither this Limited Guaranty nor any of the rights, interests or obligations under this Limited Guaranty shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties.  This Limited Guaranty will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, if a portion of the Guarantor’s commitment under the Equity Commitment Letter is assigned pursuant to and in accordance with the terms thereof, then a corresponding portion of the Guarantor’s Obligations under this Limited Guaranty may be assigned to the same assignee but only upon condition that the Guarantor shall remain liable to perform all of its obligations under this Limited Guaranty as if such assignment had not occurred.  Any purported assignment in violation of this Section 16 shall be void.

17.          Severability.  If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 17 with respect thereto.  Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Limited Guaranty are fulfilled to the extent possible.  Notwithstanding anything to the contrary, this Limited Guaranty may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Sections 1, 3 and 5 of this Limited Guaranty.  No Party hereto shall assert, and each Party shall cause its respective controlled Affiliates and Related Persons not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

18.          Subrogation.  The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation, contribution, exoneration, reimbursement or indemnification, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 unless and until the Guaranteed Obligations have been indefeasibly paid in full.

19.          Sections and Headings.  When a reference is made herein to a Section, such reference shall be to a Section of this Limited Guaranty unless otherwise indicated.  The headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Limited Guaranty.

20.          Construction.  Each of the Parties has participated in the drafting and negotiation of this Limited Guaranty.  If an ambiguity or question of intent or interpretation arises, this Limited Guaranty must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR:

STANDARD INDUSTRIES HOLDINGS INC.

By:	/s/ John Rebele
Name:	John Rebele
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Limited Guaranty – Gibraltar]

GUARANTEED PARTY:

W. R. GRACE & CO.

By:	/s/ Hudson La Force
Name:	Hudson La Force
Title:	President and Chief Executive Officer

[Signature Page to Limited Guaranty – Gibraltar]